EXHIBIT 99.1

NAUTILUS, INC. REPORTS RESULTS FOR THE SECOND QUARTER 2019

Comprehensive Plan to Improve Direct Business Ready for Q3 2019 Launch

Company Implements Initiatives with Anticipated Annualized Cost Savings of $5 to $6 million

VANCOUVER, WASHINGTON, July 31, 2019 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the second quarter and six months ended June 30, 2019.

Net sales for the second quarter of 2019 totaled $59.0 million, a decrease of 21.8% compared to $75.5 million in the same quarter of 2018. The decrease in net sales was largely driven by shortfalls in the Direct segment, down 40.2% from the prior year quarter, primarily reflecting a decline in sales of the Bowflex Max Trainer® product. Retail sales were down 4.4% from the same quarter prior year, primarily due to lower order rates reflecting, we believe, the anticipated transition to new products being introduced and shipped during the third and fourth quarters of 2019. Royalty revenue in the second quarter of 2019 was $0.7 million, a decrease of 51.8% compared to the same quarter of last year which included payments of royalties related to a new agreement. For the first six months of 2019, net sales were $143.4 million, down 24.6% compared to the same period in the prior year. Gross margins for the second quarter of 2019 were 29.7% versus 44.6% for the same period of last year, reflecting unfavorable product mix and unfavorable overhead absorption related to the decline in sales.

Operating loss for the second quarter of 2019 was $85.4 million, compared to operating income of $1.2 million in the same period of last year, due to non-cash impairments along with lower sales and gross margins which resulted in a decline in gross profit dollars. Included in the second quarter 2019 operating loss were $72.0 million in non-cash goodwill and intangible impairments. Excluding these impairments, adjusted operating loss in the second quarter of 2019 was $13.4 million, compared to operating income of $1.2 million in the same period of last year. In addition to these impairments, operating expenses for the second quarter of 2019 included charges of $2.0 million related to a litigation settlement and $0.3 million of severance related to workforce reductions occurring early in the third quarter of 2019. Total operating expenses for the second quarter of 2019 increased by $70.5 million to $102.9 million compared to $32.4 million in the same period of last year as a result of the impairments and charges listed above, partially offset by lower marketing costs.

Loss from continuing operations for the second quarter of 2019 was $78.7 million, or $2.65 per diluted share, compared to income of $1.0 million, or $0.03 per diluted share, for the same period of last year. Adjusted to exclude the goodwill and intangible impairments, loss from continuing operations for the second quarter of 2019 was $9.8 million, or $0.33 per diluted share.

EBITDA loss from continuing operations for the second quarter of 2019 totaled $82.5 million compared to income of $3.3 million in the same quarter of the prior year. Adjusted EBITDA loss, excluding the goodwill and intangible impairments, was $10.5 million for the second quarter of 2019.

Carl Johnson, Chairman of the Board and former Interim Chief Executive Officer, stated, “As anticipated, our second quarter results were impacted by continued softness in the Direct segment; however, we believe the appropriate improvements are being implemented into our overall business to address this trend. The primary actions taken include extensive, in-depth consumer insights research leading to a major repositioning of the Bowflex brand and a new advertising and communication campaign, which we expect will begin airing in the third quarter of 2019 across television, social media, other digital platforms. Additionally, we expect to launch many targeted new products across all our channels in the second half of 2019. In parallel, we plan to continue our digital transformation with updated digital experience platforms on key new products, moving toward our goal of having all our products with subscription-based digital experience offerings. Our second quarter Retail segment sales were below prior year sales, tracing to declines in the Max

Trainer line, partially offset by growth in other modalities. We expect sales in the second half of 2019 will include planned new product introductions and in-store merchandising in key customers. The lower revenues and unfavorable product mix trends have impacted our gross margins through the first half of 2019 and the financial results were also affected by a non-cash impairment of goodwill and intangible assets related to the decline in our market capitalization. Additionally, as part of our ongoing efforts to right-size the business, we are implementing a workforce reduction and other shared support cost reductions expected to save the company $5 to $6 million on an annual basis.”

Mr. Johnson continued, “While the past few quarters have been challenging, we are excited about the future of Nautilus and the new technology, product offerings, and improvements in our cost structure. In addition, we are very fortunate to have Jim Barr join us as our new CEO to lead Nautilus through its next phase. The robust Direct and Retail pipeline of new product introductions slated for the next few months is starting with the MaxTotalTM, which is expected to launch in late August. This new product has a built-in digital screen and includes the upgraded digital platform in delivering a customized, personalized cardio and upper body workout created by machine learning. Regarding our commercial channel, the Octane Commercial Max Trainer and the Octane XR6000S, a seated elliptical with a swivel seat, are already in the market and receiving positive reviews. We also plan to have additional new products launching later this year. We remain focused on being a differentiated player in the industry by continuing to bring new innovations to market on a regular basis with the goal of growing our top and bottom lines.”

Segment Results

Net sales for the Direct segment were $20.8 million in the second quarter of 2019, a decrease of 40.2% over the comparable period last year primarily due to a decline in Max Trainer® product sales. Operating loss for the Direct segment was $6.3 million for the second quarter of 2019, compared to operating income of $0.7 million in the second quarter of prior year. Operating income was negatively impacted by the decline in sales and gross margins. Gross margin for the Direct segment declined from 59.6% in the second quarter of 2018 to 43.3% in the second quarter of 2019, which resulted from unfavorable overhead absorption related to decreased net sales and unfavorable product mix.

Net sales for the Retail segment were $37.5 million in the second quarter of 2019, a decrease of 4.4% when compared to $39.2 million in the second quarter of last year. The decrease was due to lower order rates reflecting, we believe, the anticipation of new products being introduced and shipped during the third and fourth quarters of 2019. Operating loss for the Retail segment was $0.2 million for the second quarter of 2019 compared to income of $3.6 million in the second quarter of last year. The decrease in Retail segment operating income was primarily due to lower revenue and gross margins. Retail segment gross margin was 20.8% in the second quarter of 2019, compared to 29.1% in the same quarter of the prior year, which resulted from unfavorable product mix and unfavorable overhead absorption related to the lower sales.

Balance Sheet

As of June 30, 2019, Nautilus had cash and cash equivalents of $7.9 million and debt of $20.6 million, compared to cash and marketable securities of $63.5 million and debt of $32.0 million at year end 2018. Working capital of $51.6 million as of June 30, 2019 was $25.0 million lower than the 2018 year-end balance of $76.6 million. Inventory as of June 30, 2019 was $52.0 million, compared to $68.5 million as of December 31, 2018 and $42.3 million at the end of the second quarter of last year.

Conference Call

Nautilus will host a conference call to discuss the its operating results for the second quarter ended June 30, 2019 at 4:30 p.m. ET (1:30 p.m. PT) on Wednesday, July 31, 2019. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 263-0877 in North America and international listeners may call (646) 828-8143. Participants from Nautilus will include Jim Barr, Chief Executive Officer, M. Carl Johnson III, Chairman of the Board and former Interim Chief Executive Officer, Bill McMahon, Special Assistant to the CEO, and Dave Wachsmuth, Senior Director of Finance.

A telephonic playback will be available from 7:30 p.m. ET, July 31, 2019, through 11:59 p.m. ET, August 14, 2019. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 2520619.

Goodwill and Intangible Impairment

In accordance with Accounting Standards Codification 350, "Intangibles — Goodwill and Other," Nautilus is required to test its goodwill and other indefinite-lived intangible assets for impairment annually or when a triggering event has occurred that would indicate that it is more likely than not that the fair value of the reporting units are less than the book value, including goodwill and intangibles. In our assessment, a triggering event occurred during the second quarter of 2019 as a result of the decline in our stock price and overall market capitalization. Based on the initial assessment conducted, we estimated a $72.0 million impairment. We are in the process of finalizing the impairment analysis and expect to be completed in time for our second quarter Form 10-Q filing.

Non-GAAP Presentation

In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

For a quantitative reconciliation of our non-GAAP financial measures to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

EBITDA from Continuing Operations

Nautilus defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense (benefit) of continuing operations, and depreciation and amortization expense. Nautilus uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. Nautilus believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. Management believes that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, and it may not be comparable.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating income and income from continuing operations on an adjusted basis. Adjusted operating income excludes non-cash impairment charges related to the carrying value of goodwill and the Octane Fitness trade name intangible asset. Adjusted income from continuing operations excludes the impairment charges as well as the associated tax benefit. We believe that the adjustment of this charge and associated tax benefit, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. In addition to presenting its EBITDA from continuing operations as described above, Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned impairment charge for similar reasons.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Modern Movement®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels, as well as in commercial channels. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected or forecasted financial and operating results, including future plans for introduction of new products, anticipated demand for the Company's new and existing products, and projected impact of the new and continuing product launches on the Company’s operating results for the third quarter of 2019 and future periods; statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; and planned operational initiatives and the anticipated cost-saving results of such initiatives. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

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SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our condensed consolidated statements of operations for the three and six months ended June 30, 2019 and 2018 (unaudited and in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Net sales	$59,004	$75,498	$143,404	$190,311
Cost of sales	41,487	41,850	90,045	97,792
Gross profit	17,517	33,648	53,359	92,519

Operating expenses:
Selling and marketing	17,631	22,084	51,674	58,847
General and administrative	9,443	6,327	17,098	13,237
Research and development	3,849	4,035	8,160	8,536
Goodwill and intangible impairment charge	72,008	—	72,008	—
Total operating expenses	102,931	32,446	148,940	80,620

Operating (loss) income	(85,414)	1,202	(95,581)	11,899
Other (expense) income, net	(55)	57	(488)	23
(Loss) income from continuing operations before income taxes	(85,469)	1,259	(96,069)	11,922
Income tax (benefit) expense	(6,725)	252	(8,841)	2,775
(Loss) income from continuing operations	(78,744)	1,007	(87,228)	9,147
Loss from discontinued operations	(124)	(79)	(215)	(160)
Net (loss) income	$(78,868)	$928	$(87,443)	$8,987

Basic (loss) income per share from continuing operations	$(2.65)	$0.03	$(2.94)	$0.30
Basic loss per share from discontinued operations	—	—	(0.01)	(0.01)
Basic net (loss) income per share(1)	$(2.66)	$0.03	$(2.95)	$0.30

Diluted (loss) income per share from continuing operations	$(2.65)	$0.03	$(2.94)	$0.30
Diluted loss per share from discontinued operations	—	—	(0.01)	(0.01)
Diluted net (loss) income per share(1)	$(2.66)	$0.03	$(2.95)	$0.29

Shares used in per share calculations:
Basic	29,676	30,193	29,625	30,253
Diluted	29,676	30,476	29,625	30,533

(1) May not add due to rounding.

SEGMENT INFORMATION

The following table presents certain comparative information by segment for the three and six months ended June 30, 2019 and 2018 (unaudited and in thousands):

	Three Months Ended June 30,		Change
	2019	2018	$	%
Net sales:
Direct	$20,834	$34,824	$(13,990)	(40.2)%
Retail	37,453	39,185	(1,732)	(4.4)%
Royalty	717	1,489	(772)	(51.8)%
	$59,004	$75,498	$(16,494)	(21.8)%

Operating (loss) income:
Direct	$(6,334)	$739	$(7,073)	(957.1)%
Retail	(247)	3,568	(3,815)	(106.9)%
Unallocated corporate	(78,833)	(3,105)	(75,728)	(2,438.9)%
	$(85,414)	$1,202	$(86,616)	(7,206.0)%

	Six Months Ended June 30,		Change
	2019	2018	$	%
Net sales:
Direct	$67,548	$106,025	$(38,477)	(36.3)%
Retail	74,274	82,178	(7,904)	(9.6)%
Royalty	1,582	2,108	(526)	(25.0)%
	$143,404	$190,311	$(46,907)	(24.6)%

Operating (loss) income:
Direct	$(10,876)	$12,030	$(22,906)	(190.4)%
Retail	(969)	7,489	(8,458)	(112.9)%
Unallocated corporate	(83,736)	(7,620)	(76,116)	(998.9)%
	$(95,581)	$11,899	$(107,480)	(903.3)%

BALANCE SHEET INFORMATION

The following summary contains information from our condensed consolidated balance sheets as of June 30, 2019 and December 31, 2018 (unaudited and in thousands):

	As of
	June 30, 2019	December 31, 2018
Assets

Cash and cash equivalents	$7,921	$38,125
Available-for-sale securities	—	25,392
Trade receivables, net of allowances of $47 and $99	29,039	45,847
Inventories	51,981	68,465
Prepaids and other current assets	7,158	7,980
Income taxes receivable	3,042	5,653
Total current assets	99,141	191,462

Property, plant and equipment, net	22,340	22,216
Operating lease right-of-use assets	22,524	—
Goodwill	—	63,452
Other intangible assets, net	44,856	55,240
Deferred income tax assets, non-current	568	—
Other assets	3,838	574
Total assets	$193,267	$332,944

Liabilities and Shareholders' Equity

Trade payables	$31,540	$87,265
Accrued liabilities	9,318	8,370
Operating lease liabilities, current portion	3,657	—
Warranty obligations, current portion	3,045	3,213
Note payable, current portion	—	15,993
Total current liabilities	47,560	114,841

Warranty obligations, non-current	2,443	2,362
Operating lease liabilities, non-current	20,860	—
Income taxes payable, non-current	3,677	3,427
Deferred income tax liabilities, non-current	3,108	11,888
Other non-current liabilities	103	1,837
Debt payable, non-current	20,600	15,993
Shareholders' equity	94,916	182,596
Total liabilities and shareholders' equity	$193,267	$332,944

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Operating (loss) income	$(85,414)	$1,202	$(95,581)	$11,899
Goodwill and intangible impairment charge	72,008	—	72,008	—
Adjusted operating (loss) income	$(13,406)	$1,202	$(23,573)	$11,899

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

(Loss) income from continuing operations	$(78,744)	$1,007	$(87,228)	$9,147
Goodwill and intangible impairment charge	72,008	—	72,008	—
Income tax benefit for goodwill and intangible impairment	(3,095)	—	(3,095)	—
Adjusted (loss) income from continuing operations	$(9,831)	$1,007	$(18,315)	$9,147

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Diluted (loss) income per share from continuing operations	$(2.65)	$0.03	$(2.94)	$0.30
Goodwill and intangible impairment charge, net of tax	2.32	—	2.32	—
Adjusted diluted (loss) income per share from continuing operations	$(0.33)	$0.03	$(0.62)	$0.30

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

(Loss) income from continuing operations	$(78,744)	$1,007	$(87,228)	$9,147
Interest expense (income), net	226	(26)	266	(5)
Income tax (benefit) expense from continuing operations	(6,725)	252	(8,841)	2,775
Depreciation and amortization	2,706	2,029	5,192	4,468
(Loss) earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations	$(82,537)	$3,262	$(90,611)	$16,385

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

(Loss) income from continuing operations	$(78,744)	$1,007	$(87,228)	$9,147
Interest expense (income), net	226	(26)	266	(5)
Income tax (benefit) expense from continuing operations	(6,725)	252	(8,841)	2,775
Depreciation and amortization	2,706	2,029	5,192	4,468
Goodwill and intangible impairment charge	72,008	—	72,008	—
Adjusted (Loss) earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) from continuing operations	$(10,529)	$3,262	$(18,603)	$16,385